Exhibit 3.3

Form 4 Articles of Amendment Canada Business Corporations Act (CBCA) (s. 27 or 177)	Formulaire 4 Clauses modificatrices Loi canadienne sur les sociétés par actions (LCSA) (art. 27 ou 177)

1	Corporate name Dénomination sociale Innocan Pharma Corporation

2	Corporation number Numéro de la société 10817163

3	The articles are amended as follows Les statuts sont modifiés de la façon suivante

See attached schedule / Voir l'annexe ci-jointe

4	Declaration: I certify that I am a director or an officer of the corporation. Déclaration : J’atteste que je suis un administrateur ou un dirigeant de la société.

Iris Bincovich +972-54-3012842

Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5000 or to imprisonment for a term not exceeding six months or both (subsection 250 (1) of the CBCA).

Faire une fausse déclaration constitue une infraction et son auteur, sur déclaration de culpabilité par procédure sommaire, est passible d’une amende maximale de 5 000 $ et d’un emprisonnement maximal de six mois, ou l’une de ces peines (paragraphe 250(1) de la LCSA).

You are providing information required by the CBCA. Note that both the CBCA and the Privacy Act allow this information to be disclosed to the public. It will be stored in personal information bank number IC/PPU-049.

Vous fournissez des renseignements exigés par la LCSA. Il est à noter que la LCSA et la Loi sur les renseignements personnels permettent que de tels renseignements soient divulgués au public. Ils seront stockés dans la banque de renseignements personnels numéro IC/PPU-049.

IC 3069 (2008/04)

Schedule / Annexe

Amendment Schedules / Annexes - Modification

The Articles of the Corporation are amended to consolidate the issued and outstanding Common Shares of the Corporation on the basis of one (1) post-consolidation Common Share for every sixty-five (65) existing pre- consolidation Common Shares, provided that no fractional shares will be issued in connection with the consolidation and that any fractional interest in Common Shares that is less than 0.5 of a Common Share resulting from the consolidation will be rounded down to the nearest whole Common Share and any fractional interest in Common Shares that is 0.5 or greater of a Common Share will be rounded up to the nearest whole Common Share.